EXHIBIT 17.2

March 23, 2006

Mr. John P. Yeros

Chairman and CEO

HyperSpace Communications, Inc.

8480 E. Orchard Road

Suite 6600

Greenwood Village, CO 80111

Dear John,

Effectively immediately, I hereby resign as a Director of HyperSpace Communications, Inc.

Sincerely,

/s/ Angela Blatteis

Angela Blatteis

cc: Brian Hansen, HyperSpace Communications, Inc.